Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171608) and Form S-8 (File No. 333-170020) of ZST Digital Networks, Inc. of our report dated March 3, 2011, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

BDO China Li Xin Da Hua CPA Co., Ltd.

Shenzhen, PRC
March 3, 2011